UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


April 6, 1999
(Date of earliest event reported)

Commission file number:  0-20704

                     ACX TECHNOLOGIES, INC.
     (Exact name of registrant as specified in its charter)

           Colorado                          84-1208699
 (State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

  16000 Table Mountain Parkway, Golden, Colorado    80403
     (Address of principal executive offices)     (Zip Code)

                         (303) 271-7000
      (Registrant's telephone number, including area code)


Item 5.  Other Events


On April 6, 1999, ACX Technologies, Inc. issued the following press release.



           ACX TECHNOLOGIES, INC. SEEKING BUYER FOR
                  FLEXIBLE PACKAGING DIVISION


     Golden, Colorado -- April 6, 1999 -- ACX Technologies, Inc. (NYSE:ACX) today announced that its subsidiary, Graphic Packaging Corporation, has decided to seek a strategic buyer for its flexible packaging division.

     In making the announcement, Jeff Coors, President and Chief Executive Officer of Graphic Packaging Corporation, explained, "The packaging businesses we are in, flexible and folding cartons, are changing rapidly. The consolidation of the industry is creating larger suppliers out of smaller regional companies. To compete in this environment requires a significant investment from from packaging companies in order to sustain or grow their market presence and benefit from economies of scale." Mr. Coors continued, "We have made the difficult decision to seek a buyer for our flexible packaging business in order to concentrate our efforts on growing our folding carton business. We believe that a successful flexible packager will benefit from the addition of our plants, products and dedicated employees."

     Graphic Packaging Corporation's flexible division has approximately $115 million in annual sales and enjoys a leading position in the North American flexible packaging market. The company is currently entertaining bids for its flexible packaging business from several interested parties and has retained Lehman Brothers to assist in the process.

     ACX Technologies, Inc., through its two primary businesses, applies innovative technology to manufacture value-added industrial products. Coors Ceramics Company provides enabling technology through advanced technical ceramics and other engineered materials. Graphic Packaging Corporation is a specialty packaging manufacturer that produces high performance
folding   cartons and   flexible packaging.






                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


April 19, 1999                          ACX TECHNOLOGIES, INC.

                                        By:/s/Beth A. Parish
                                        -------------------------
                                        Beth A. Parish
                                        (Controller and Principal
                                        Accounting Officer)